Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated May 4, 2024)

MSP Recovery, Inc. d/b/a LifeWallet

5,638,092 Shares of Class A Common Stock

This prospectus supplement no. 7 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 5,638,092 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 2,666,667 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.0025 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On July 26, 2024, the closing price of Common Stock was $0.41 per share, the closing price of our Public Warrants was $0.0401 per warrant and the closing price of our New Warrants was $0.0037 per warrant.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On July 23, 2024, MSP Recovery, Inc. (the “Company”) issued 2,686,780 shares of the Company’s Class A Common Stock, pursuant to two Investor Notices, as defined in the Exchangeable Promissory Notes (“Notes”) issued to YA II PN, Ltd. (“Yorkville”) by and between Yorkville and the Company, pursuant to the Standby Equity Purchase Agreement dated November 14, 2023, as amended (the “SEPA”) by and between Yorkville and the Company.

The securities referred to in this Current Report on Form 8-K are being issued and sold by the Company to Yorkville in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act.

Capitalized but undefined terms have the same meaning as set forth in the Yorkville SEPA and the Notes.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description

10.1	Form of Exchangeable Promissory Notes (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on July 18, 2024)
10.2	Yorkville SEPA (incorporated by reference to Exhibit 10.10 to the Form 10-Q filed on November 14, 2023)
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: July 26, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel